EXHIBIT 15

April 1, 2011

The Board of Directors

Nomura Holdings, Inc.

We are aware of the incorporation by reference in this Registration Statement (Form S-8) of Nomura Holdings, Inc. pertaining to the Stock Acquisition Rights (No. 28), the Stock Acquisition Rights (No. 29), the Stock Acquisition Rights (No. 30), the Stock Acquisition Rights (No. 31) , the Stock Acquisition Rights (No. 32) and the Stock Acquisition Rights (No. 33) of Nomura Holdings, Inc. of our report dated December 27, 2010 relating to the unaudited consolidated balance sheet of Nomura Holdings, Inc. and subsidiaries as of September 30, 2010, and the related unaudited consolidated statements of operations and comprehensive income for the three-month and six-month periods ended September 30, 2010 and 2009, and the unaudited consolidated statements of changes in equity and cash flows for the six-month periods ended September 30, 2010 and 2009 that are included in its Form 6-K filed with the Securities and Exchange Commission on December 27, 2010.

Under Rule 436(c) of the 1933 Act, our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the 1933 Act.

/s/ Ernst & Young ShinNihon LLC